Exhibit 11

                         CANDIES, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                       For the Three Months
                                                          Ended April 30,
                                                    ---------------------------
                                                       1994            1993
                                                    -----------     -----------
Net loss                                              ($661,662)    ($1,687,402)
                                                    ===========     ===========

Weighted average shares outstanding                   4,806,071       2,977,096

Common stock equivalents                                      0               0
                                                    -----------     -----------
Total shares outstanding                              4,806,071       2,977,096
                                                    ===========     ===========
Net loss per share primary and fully diluted             ($0.14)         ($0.57)
                                                    ===========     ===========

No additional income (earnings from investing the excess proceeds upon the exercise of common stock equivalents) nor common stock equivalents were included in the calculation of net loss per share. The results would have been antidilutive.